UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 19, 2006
V. F. Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-5256 (Commission File Number)	23-1180120 (IRS Employer Identification No.)

105 Corporate Center Boulevard Greensboro, North Carolina (Address of Principal Executive Offices)	27408 (Zip Code)
Registrant’s telephone number, including area code 336-424-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement. On October 19, 2006, the Board of Directors increased for 2007 the annual retainer to be paid for service as Chairman of any committee of the Board from $5,000 per year to $7,500 per year.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Election of Director. On October 19, 2006, the VF Board of Directors elected Eric C. Wiseman, VF’s President and Chief Operating Officer, to the Board of Directors. Mr. Wiseman has served as VF’s President and Chief Operating Officer since May, 2006, and previously was Executive Vice President — Global Brands of VF.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Amendments to By-Laws. On October 19, 2006, the Board of Directors of VF adopted Amended and Restated By-Laws. The changes effected by the Amended and Restated By-Laws:
•	Permit notice of directors’ and shareholders’ meetings by e-mail and other electronic means, and participation in directors’ meetings by electronic means (now allowed due to a change in Pennsylvania law in 2001);

•	Refer specifically to applicable Securities and Exchange Commission rules as appropriate;

•	Clarify the concurrent authority of the Chairman and the President to execute contracts and other corporate documents; and

•	Update obsolete references to repealed statutory provisions and incorporate certain procedural and other provisions of corporation law into the By-Laws.

Restatement of Articles of Incorporation. On October 19, 2006, the Board of Directors of VF adopted Restated Articles of Incorporation. The Restated Articles of Incorporation incorporate all prior amendments to the Articles since the last restatement in 1986 (each of which was previously filed with the Securities and Exchange Commission) and delete a statement concerning the shares of VF Series B ESOP Convertible Preferred Stock, all of which have been converted into VF Common Stock.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.
     The following are furnished as exhibits to this report:
     3.1 Amended and Restated By-Laws of VF Corporation
     3.2 Restated Articles of Incorporation of VF Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION (Registrant)
By:	/s/ Candace S. Cummings
Candace S. Cummings
Vice President — Administration, General Counsel and Secretary

Date: October 19, 2006

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated By-Laws of VF Corporation
3.2	Restated Articles of Incorporation of VF Corporation